Exhibit 23.9

McElhanney Consulting Services Ltd.

November 26, 2014

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012 and amended November 11, 2014 (the "Report")

In connection with (i) Amendment  No. 1 to the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and (ii) Amendment No. 1 to the Company’s Registration Statement on Form F-10, and any amendments thereto, including any post-effective amendments (the “Registration Statement”), to be filed with the SEC pursuant to the Securities Act of 1933, as amended, I, R.W. Parolin, P.Eng., on behalf of myself and McElhanney Consulting Services Ltd., hereby:

5.	consent to the public filing of the Report and the use of any extracts from or a summary of the Report in the 40-F and the Registration Statement;

6.
consent to the use of my name and McElhanney Consulting Services Ltd.'s name and references to the Report, or portions thereof, in the 40-F and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the 40-F and Registration Statement;

7.	confirm that I have read the 40-F and the Registration Statement and that they fairly and accurately represent the information in the sections of the Report for which I am responsible; and

8.
confirm that I have read the 40-F and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ R.W. Parolin, P.Eng.
R.W. Parolin, P.Eng.